EXHIBIT 7

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/21/25 to 2/5/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
1/22/2025	Sell	39,580	11.32
1/27/2025	Sell	31,198	11.24
1/29/2025	Sell	103,231	11.17
1/30/2025	Sell	28,171	11.24
1/31/2025	Sell	20,717	11.27
2/3/2025	Sell	7,951	11.29
2/4/2025	Sell	45,609	11.29
2/5/2025	Sell	58,256	11.34